EXHIBIT 99.1



NEWS RELEASE
------------
Date:         August 13, 2003
Contact:      Joe L. Powers
              Executive Vice President
              P.O. Box 141000
              Nashville, TN  37214-1000
Phone:        (615) 902-1300
Fax:          (615) 883-6353
Website:      www.thomasnelson.com


              THOMAS NELSON REPORTS INCREASE IN NET INCOME FOR
                     FIRST QUARTER OF FISCAL YEAR 2004

Nashville, TN. August 13, 2003. Thomas Nelson, Inc. (NYSE: TNM) today announced its results for the first quarter of fiscal 2004:

Net revenue increased by 1.5%, reaching $41.8 million in the three months through June 30, 2003, compared with $41.2 million in the same period of the prior year.

Net income was $1.1 million vs. $0.3 million in the corresponding period a year ago.

Income per share, both basic and diluted, was $0.07 in the recent quarter compared with $0.02 in the same quarter of the previous fiscal year.

The Company's financial position improved as total debt declined to $7.1 million, compared to $51.3 million a year ago, and $25.9 million as of the end of last fiscal year. The decrease in debt for the quarter primarily relates to an income tax refund of $18.7 million received in April 2003. This refund resulted from losses realized on the disposal of our C.R. Gibson gift operation in October 2001. The funds have been used to pay down debt. Until such time that we conclude that the position taken on our income tax returns will ultimately be sustained by the taxing authorities, the refund will be recorded as a non-current tax liability. If sustained, the Company will record the refund as income from discontinued operations.

"Historically, our first fiscal quarter is the weakest in terms of earnings," noted Sam Moore, Chairman and Chief Executive Officer. "It's part of the normal seasonal pattern of our business, and an analysis based on percentage changes year over year in this period may not be very useful. Still, it is extremely gratifying to see that our efforts to work smarter across the board, to widen our profit margins, and to produce solid gains in earnings and in earnings per share continue to pay off."

"Our book publishing operations were the quarter's star performers with revenue up 5% for the quarter," Mr. Moore said. We enjoyed strong sales results from several new releases, in particular, "The Traveler's Gift" by Andy Andrews and "Waking the Dead" by John Eldridge. Their strength has persisted into the current quarter, and I am optimistic about some of the titles we have released in recent weeks."

Mr. Moore continued, "Although we've been able to achieve satisfactory results with many of our products, my best sense is that the overall market for books
- whether general books or the religious and inspirational works that we publish - remains soft. I know from our own experience that the book-buying public will respond favorably to works that have special appeal. Our ability to select and produce the best works in our markets has given us some ability to resist the downward pressure from the market."

"Net revenues for conferences are down $0.9 million from the prior year," said Mr. Moore. "We believe the lower attendance levels are primarily due to the war in Iraq. There was one additional conference this year, compared to the prior year's quarter."

"We have continued to bolster our financial posture," Mr. Moore stated. "Our debt has come down significantly - to a point where total debt comprises 7% of our total capital. Our receivables and inventories are each below levels of last year, even though sales have grown. The combination of a sound financial footing, a streamlined operating structure, strong cost disciplines, as well as a catalog featuring the best products in our chosen markets gives me confidence that we will be able to outperform this currently sluggish market, and continue to show profit gains as the fiscal year progresses."

This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets. Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2004 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes, and believes it is the largest publisher of Bibles and inspirational books in the English language. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's stock is listed on the New York Stock Exchange (TNM-NYSE).


                                   ###

                     THOMAS NELSON, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (000's omitted, except per share data, unaudited)
                                                        Three Months Ended
                                                              June 30,
                                                          2003       2002
                                                        --------   --------
NET REVENUES                                            $ 41,831   $ 41,169
COSTS AND EXPENSES:
   Cost of goods sold                                     25,875     24,937
   Selling, general and administrative                    13,665     14,150
   Depreciation and amortization                             560        577
                                                        --------   --------
     Total expenses                                       40,100     39,664
                                                        --------   --------
OPERATING INCOME                                           1,731      1,505
Other income                                                 191         34
Interest expense                                             244        995
                                                        --------   --------
Income before income taxes                                 1,678        544
Provision for income taxes                                   629        199
Minority interest                                             (8)        22
                                                        --------   --------
Net income                                              $  1,057    $   323
                                                        ========   ========
Weighted average number of shares outstanding:
     Basic                                                14,382     14,367
                                                        ========   ========
     Diluted                                              14,607     14,680
                                                        ========   ========

NET INCOME PER SHARE:
     Basic                                              $   0.07   $   0.02
                                                        ========   ========
     Diluted                                            $   0.07   $   0.02
                                                        ========   ========




                     THOMAS NELSON, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          (000's omitted, unaudited)

                                                        Three Months Ended
                                                              June 30,
                                                          2003       2002
                                                        --------   --------
ASSETS
   Current assets:
     Cash and cash equivalents                          $  8,943   $    505
     Accounts receivable, less allowances of
        $7,190 and $5,930, respectively                   42,999     46,951
     Inventories                                          37,924     40,357
     Prepaid expenses                                     15,567     19,578
     Assets held for sale                                  1,785      2,500
     Refundable income taxes                                 -        7,266
     Deferred tax assets                                   5,085      7,966
                                                        --------   --------
   Total current assets                                  112,303    125,123
   Property, plant and equipment, net                     11,444      9,000
   Other assets and deferred charges                       8,178      9,636
   Intangible assets                                         882        544
   Goodwill, net                                          29,304     29,304
                                                        --------   --------
TOTAL ASSETS                                            $162,111   $173,607
                                                        ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
     Accounts payable                                   $ 19,910   $ 16,764
     Accrued expenses                                      9,930     12,707
     Deferred revenue                                     12,703     12,800
     Income taxes currently payable                        3,393        351
     Current portion of long-term debt                     3,622      3,322
                                                        --------   --------
   Total current liabilities                              49,558     45,944

   Long-term debt, less current portion                    3,461     47,941
   Deferred tax and other liabilities                     20,115      1,784
   Minority interest                                          35         22
                                                        --------   --------

   Shareholders' equity                                   88,942     77,916
                                                        --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $162,111   $173,607
                                                        ========   ========